EV Energy Partners Announces Closing of Appalachian Basin Acquisition

HOUSTON, TX, Mar 31, 2010 (MARKETWIRE via COMTEX News Network) -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced that it, along with certain institutional partnerships managed by EnerVest, Ltd., closed its previously announced acquisition of oil and natural gas properties in the Appalachian Basin from Range Resources Corporation (NYSE: RRC). EVEP acquired a 46.15 percent interest in these assets for an adjusted purchase price of $137.9 million, subject to customary post-closing adjustments. Estimated proved reserves as of Jan. 1, 2010, net to EVEP, (based on recent strip prices) are approximately 69.6 Bcfe.

The purchase price and estimated proved reserves were reduced from those contained in EVEP's Feb. 8, 2010, acquisition announcement primarily due to third party consents on certain properties not yet received as of the initial closing date. The property interests related to such outstanding consents will be acquired if and when such consents are received.

The acquisition was funded with borrowings under EVEP's existing credit facility. Following closing, EVEP's outstanding debt is $345 million.

EVEP initially added the following NYMEX crude oil and natural gas swaps subsequent to the acquisition announcement:

- 5,400 MMBTU/day for April 1, 2010, through Dec. 31, 2012, at $6.04 - 450 Bbls/day for April 1, 2010, through Dec. 31, 2010, at $76.53

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission available from us at www.evenergypartners.com or from the Securities and Exchange Commission at www.sec.gov. In filings with the SEC, we are required to report proved reserves as defined in Regulation S-X under the Securities Act. In general, Regulation S-X requires that in calculating proved reserves we use the unweighted average of the price of crude oil and natural gas on the first day of each month for the twelve months prior to the date of the report, without escalation. The reserves described above in this press release were calculated using forward strip prices. The estimated net proved reserves attributable to the properties being acquired by the partnership using the unweighted average prices for 2009 of $3.866 per MMBTU of natural gas and $61.18 per barrel of crude oil as required by Regulation S-X are 50 BCFE.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
Web site: http://www.evenergypartners.com

SOURCE: EV Energy Partners, L.P.

http://www.evenergypartners.com/